 As filed with the Securities and Exchange Commission on February 11, 2000
                                                      Registration No. 333-91615
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  -----------

                      Post-Effective Amendment No. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------

                              VIA NET.WORKS, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                     7370                     84-1412512
    (State or other           (Primary Standard           (I.R.S. Employer
    jurisdiction of              Industrial              Identification No.)
   incorporation or          Classification Code
     organization)                 Number)

                                  -----------

                       12100 Sunset Hills Road, Suite 110
                                Reston, VA 20190
                                 (703) 464-0300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                  -----------

                               David M. D'Ottavio
                            Chief Executive Officer
                              VIA NET.WORKS, Inc.
                       12100 Sunset Hills Road, Suite 110
                                Reston, VA 20190
                                 (703) 464-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -----------

                                   Copies to:
          Steven A. Museles                      David J. Johnson, Jr.
           Suzanne A. Barr                        David G. Pommerening
        Hogan & Hartson L.L.P.                   O'Melveny & Myers LLP
     555 Thirteenth Street, N.W.              555 Thirteenth Street, N.W.
      Washington, DC 20004-1109                Washington, DC 20004-1109
            (202) 637-5600                           (202) 383-5300

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-91615

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC Registration fee.......................................... $   97,048
      NASD filing fee...............................................     30,500
      Nasdaq National Market listing fee............................     95,000
      Amsterdam Stock Exchange listing fee..........................      5,000
      Printing and engraving expenses...............................    350,000
      Legal fees and expenses.......................................    600,000
      Accounting fees and expenses..................................  1,700,000
      Blue Sky fees and expenses (including legal fees).............      3,500
      Transfer agent and registrar fees and expenses................      7,000
      Miscellaneous.................................................      5,805
                                                                     ----------
          Total..................................................... $2,893,853
                                                                     ==========

  VIA will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

  Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant will provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

  As permitted by the DGCL, the Registrant's Certificate of Incorporation will provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Under the Bylaws, the Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's status, and related expenses, whether or not the Registrant would have the power to indemnify the person against liability under the provisions of the DGCL. The Registrant has purchased director and officer liability insurance on behalf of its directors and officers.

  Additionally, we expect to enter into indemnification agreements with certain of our directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that arise by reason of their status or service as our directors or officers, to reimburse or advance the expenses they may incur as a result of threatened claims or proceedings brought against them, and to cover them under our directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained. Some of our directors who serve on our board at the request of our stockholders may also be indemnified by these stockholders under agreements or pursuant to these stockholders' formation documents.


  The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of VIA against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

  Since its formation in June 1997, VIA has sold and issued the following unregistered securities:

  (a) In August 1997, VIA sold 100 shares of common stock to one accredited investor for an aggregate purchase price of $50, and sold 900,000 shares of Series A Preferred Stock ("Series A Preferred") for an aggregate purchase price of $900,000 to seven accredited investors.

  (b) In September 1997, VIA sold 60,000 shares of common stock to one executive of VIA for an aggregate purchase price of $30,000.

  (c) In October 1997, VIA sold 125,000 shares of Series A Preferred for an aggregate purchase price of $125,000 to two accredited investors.

  (d) In January 1998, VIA sold 22,942 shares of common stock to one executive of VIA for an aggregate purchase price of $11,471.

  (e) In February 1998, VIA sold 30,000 shares of common stock to two executives of VIA for an aggregate purchase price of $15,000.

  (f) In April 1998, VIA sold 150,000 shares of common stock to one executive of VIA for an aggregate purchase price of $150,000, and sold 463,657 shares of Series A Preferred for an aggregate purchase price of $463,657 to nine accredited investors.

  (g) Effective April 1998, VIA granted a warrant to purchase 100,000 shares of common stock to Steven C. Halstedt for an aggregate purchase price of $240,000 as compensation for services rendered by Mr. Halstedt to VIA.

  (h) In May 1998, VIA sold 17,195,335 shares of Series B Preferred Stock ("Series B Preferred") for an aggregate purchase price of $51,586,005 to 23 accredited investors.

  (i) In June 1998, VIA sold 10,000 shares of common stock to one executive of VIA for an aggregate purchase price of $10,000 in reliance on Rule 701 under the Securities Act.

  (j) In January 1999, VIA sold 272,284 shares of common stock to nine executives and employees of VIA for an aggregate purchase price of $653,482 in reliance on Section 4(2) of the Securities Act and Rule 701 under the Securities Act.

  (k) In April 1999, VIA sold 21,309,658 shares of Series C Preferred Stock ("Series C Preferred") for an aggregate purchase price of $127,857,948 to 30 accredited investors.

  (l) In July 1999, VIA sold 394,124 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $3,152,992 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. In addition, VIA sold 127,874 shares of common stock to 12 executives, employees and consultants of VIA for an aggregate purchase price of $511,496 in reliance on Regulation S and Rule 701 under the Securities Act and Section 4(2) of the Securities Act.

  (m) In August 1999, VIA sold 317,421 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $2,539,368 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. Further, VIA sold 150,000 shares of common stock to the stockholders of one of VIA's operating companies in connection with the acquisition by VIA of the remaining shares in the operating company. These shares were valued at approximately $1,237,500 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. In addition, VIA sold 50,000 to a director for an aggregate purchase price of $200,000 in reliance on Section 4(2) of the Securities Act.

  (n) In September 1999, VIA sold 332,926 shares of common stock to pay off the outstanding notes held by the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $2,746,640 and were issued in reliance on Regulation S under the Securities Act. In addition, VIA sold 40,000 shares of common stock to an employee for an aggregate purchase price of $160,000 in reliance on Section 4(2) of the Securities Act.

  (o) In November 1999, VIA sold 5,000 shares of common stock to one employee for an aggregate of $41,250 in reliance on Rule 701 under the Securities Act.

  (p) In January 2000, VIA sold 112,500 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $1,800,000 and were issued in reliance on Regulation S under the Securities Act.

  (q) In January 2000, VIA sold 50,000 shares of common stock to a director for an aggregate purchase price of $487,500.

  (r) In January 2000, VIA sold 2,825 shares of common stock to one employee for $27,544 in reliance on Rule 701 under the Securities Act.

  (s) In January 2000, VIA sold 31,250 shares of common stock to one executive officer for $75,000 upon his exercise of stock options.

  (t) In February 2000, VIA sold 38,958 shares of common stock to one executive officer for $93,499 upon his exercise of stock options.

  (u) In February 2000, VIA sold 41,250 shares of common stock to one executive officer for $99,000 upon her exercise of stock options.

  Except where otherwise indicated, the sales and issuances of securities in the transactions described above were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about VIA or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit Number                          Description
 --------------                          -----------
   1.1*         Form of Underwriting Agreement

   3.1.1*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed before the closing of this offering

   3.1.2*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed after the closing of this offering

   3.2*         Form of Amended and Restated Bylaws of VIA NET.WORKS, Inc.

 Exhibit Number                           Description
 --------------                           -----------
   4.1*         Specimen certificate representing the Common Stock

   5.1 Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

  10.1*+        Amended and Restated 1998 Stock Option and Restricted Stock
                Plan

  10.2A*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for executive employee

  10.2B*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for non-executive employee

  10.3*+        Key Employee Equity Plan, as amended

  10.3.1*+      Amendment No. 2 to Key Employee Equity Plan

  10.4* Form of Purchase Agreement by and between VIA and its preferred stockholders

  10.5#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                Kingdom), dated as of
                June 21, 1999, by and between GT U.K. Ltd. and VIA NET.WORKS
                Europe Holding B.V.

  10.6#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                States), dated as of June 21, 1999, by and between GT Landing
                Corp. and VIA NET.WORKS Europe Holding B.V.

  10.7#* Capacity Purchase Agreement, dated as of June 21, 1999, by and between Atlantic Crossing Ltd. and VIA NET.WORKS Europe Holding
                B.V.

  10.8#*        Customer Agreement for an IRU Capacity, dated as of July 21,
                1999, by and between iaxis Limited and VIA NET.WORKS Europe
                Holding B.V.

  10.9#*        Software License and Support Agreement by and between Portal
                Software, Inc. and VIA Net Works UK Limited, dated as of
                October 29, 1999

  10.10*        Distribution and Revenue Sharing Agreement, dated as of June
                30, 1999, by and between Trellix Corporation and VIA NET.WORKS,
                Inc.

  10.11*        Amended and Restated Stockholders Agreement by and among VIA
                NET.WORKS, Inc. and the additional parties named therein, dated as of April 20, 1999

  10.12*        Registration Rights Agreement by and among VIA NET.WORKS, Inc.
                and the stockholders named therein

  10.13*        Transit Service Agreement, dated as of August 1, 1999, between
                Verio Inc. and VIA NET.WORKS, Inc.

  10.14.1*+     Employment Letter Agreement between VIA and Kenneth Blackman

  10.14.2*+     Employee Confidentiality Agreement between VIA and Kenneth
                Blackman

  10.15.1*+     Employment Letter Agreement between VIA and Antonio Tavares

  10.15.2*+     Supplemental Letter Agreement between VIA and Antonio Tavares

  10.15.3*+     Retention Agreement by and between Dialdata and Antonio Tavares

  10.15.4*+     Termination Agreement by and between Dialdata and Antonio
                Tavares

  10.16*+ Form of Indemnification Agreement by and between VIA and its officers and directors

  21.1*         List of subsidiaries

  23.1*         Consent of Pricewaterhousecoopers LLP (VIA NET.WORKS, Inc.)

  23.2*         Consent of Price Waterhouse & Co. (VIA Net Works Argentina,
                S.A.)

  23.3*         Consent of PricewaterhouseCoopers Auditores Independentes
                (Dialdata S.A. Internet Systems)

  23.4*         Consent of PricewaterhouseCoopers (Netlink Internet Services,
                Limited)

 Exhibit Number                           Description
 --------------                           -----------
  23.5*         Consent of PricewaterhouseCoopers Auditores, S.L. (Disbumad,
                S.L.)

  23.6*         Consent of PricewaterhouseCoopers GmbH (GTN Gesellschaft fur
                Telekommunikations-und Netzwerkdienste mbH)

  23.7*         Consent of PricewaterhouseCoopers (U-Net Limited)

  23.8*         Consent of PricewaterhouseCoopers N.V. (bART Holding B.V.)

  23.9*         Consent of PricewaterhouseCoopers (I-Way Limited)

  23.10*        Consent of PricewaterhouseCoopers-Auditores e Consultores, Lda
                (Esoterica-Novas Tecnologias de Informacao SA)

  23.11*        Consent of PricewaterhouseCoopers (WorldWide Web Services
                Limited)

  23.12*        Consent of KPMG Cardenas Dosal, S.C. (Infoacces, S.A. de C.V.)

  23.13         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

  24.1*         Power of Attorney

  27.1*         Financial Data Schedule

---------------------
+  Management or compensatory contract or plan.
*  Previously filed.
# Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

  (b) Financial Statement Schedules:

    Schedule II Valuation and Qualifying Accounts

  All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on February 11, 2000.

                                          VIA NET.WORKS, INC.

                                                 /s/ David M. D'Ottavio
                                          By: _________________________________
                                                   David M. D'Ottavio
                                          Chief Executive Officer and Chairman
                                                of the Board of Directors

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of February 11, 2000 by the following persons in the capacities indicated.

              Signature                                     Title
              ---------                                     -----

        /s/ David M. D'Ottavio           Chief Executive Officer and Chairman of the
______________________________________   Board of Directors
          David M. D'Ottavio             (Principal Executive Officer)

       /s/  Michael J. Simmons           President
______________________________________
          Michael J. Simmons

       /s/ Catherine A. Graham           Vice President, Chief Financial Officer and
______________________________________   Treasurer (Principal Financial and Accounting
         Catherine A. Graham             Officer)

                  *                      Director
______________________________________
         William A. Johnston

                  *                      Director
______________________________________
           Gabriel Battista

              Signature                                     Title
              ---------                                     -----

                  *                      Director
______________________________________
           Edward D. Breen

                  *                      Director
______________________________________
           Stephen J. Eley

                  *                      Director
______________________________________
          William J. Elsner

                  *                      Director
______________________________________
             Adam Goldman

                  *                      Director
______________________________________
           Mark J. Masiello

                  *                      Director
______________________________________
            John G. Puente

                  *                      Director
______________________________________
          Erik M. Torgerson

      /s/ David M. D'Ottavio
*By: _________________________________
          David M. D'Ottavio
           Attorney-in-fact

                                 Exhibit Index

 Exhibit Number                           Description
 --------------                           -----------
   1.1*         Form of Underwriting Agreement

   3.1.1*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed before the closing of this offering

   3.1.2*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed after the closing of this offering

   3.2*         Form of Amended and Restated Bylaws of VIA NET.WORKS, Inc.

   4.1*         Specimen certificate representing the Common Stock

   5.1 Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

  10.1*+        Amended and Restated 1998 Stock Option and Restricted Stock
                Plan

  10.2A*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for executive employee

  10.2B*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for non-executive employee

  10.3*+        Key Employee Equity Plan, as amended

  10.3.1*+      Amendment No. 2 to Key Employee Equity Plan

  10.4* Form of Purchase Agreement by and between VIA and its preferred stockholders

  10.5#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                Kingdom), dated as of
                June 21, 1999, by and between GT U.K. Ltd. and VIA NET.WORKS
                Europe Holding B.V.

  10.6#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                States), dated as of June 21, 1999, by and between GT Landing
                Corp. and VIA NET.WORKS Europe Holding B.V.

  10.7#* Capacity Purchase Agreement, dated as of June 21, 1999, by and between Atlantic Crossing Ltd. and VIA NET.WORKS Europe Holding
                B.V.

  10.8#*        Customer Agreement for an IRU Capacity, dated as of July 21,
                1999, by and between iaxis Limited and VIA NET.WORKS Europe
                Holding B.V.

  10.9#*        Software License and Support Agreement by and between Portal
                Software, Inc. and VIA Net Works, UK Limited, dated as of
                October 29, 1999

  10.10*        Distribution and Revenue Sharing Agreement, dated as of June
                30, 1999, by and between Trellix Corporation and VIA NET.WORKS,
                Inc.

  10.11*        Amended and Restated Stockholders Agreement by and among VIA
                NET.WORKS, Inc. and the additional parties named therein, dated as of April 20, 1999

  10.12*        Registration Rights Agreement by and among VIA NET.WORKS, Inc.
                and the stockholders named therein

  10.13*        Transit Service Agreement, dated as of August 1, 1999, between
                Verio Inc. and VIA NET.WORKS, Inc.

  10.14.1*+     Employment Letter Agreement between VIA and Kenneth Blackman

  10.14.2*+     Employee Confidentiality Agreement between VIA and Kenneth
                Blackman

  10.15.1*+     Employment Letter Agreement between VIA and Antonio Tavares

  10.15.2*+     Supplemental Letter Agreement between VIA and Antonio Tavares

  10.15.3*+     Retention Agreement by and between Dialdata and Antonio Tavares

 Exhibit Number                           Description
 --------------                           -----------

  10.15.4*+     Termination Agreement by and between Dialdata and Antonio
                Tavares

  10.16*+ Form of Indemnification Agreement by and between VIA and its officers and directors

  21.1*         List of subsidiaries

  23.1*         Consent of Pricewaterhousecoopers LLP (VIA NET.WORKS, Inc.)

  23.2*         Consent of Price Waterhouse & Co. (VIA Net Works Argentina,
                S.A.)

  23.3*         Consent of PricewaterhouseCoopers Auditores Independentes
                (Dialdata S.A. Internet Systems)

  23.4*         Consent of PricewaterhouseCoopers (Netlink Internet Services,
                Limited)

  23.5*         Consent of PricewaterhouseCoopers Auditores, S.L. (Disbumad,
                S.L.)
  23.6*         Consent of PricewaterhouseCoopers GmbH (GTN Gesellschaft fur
                Telekommunikations-und Netzwerkdienste mbH)

  23.7*         Consent of PricewaterhouseCoopers (U-Net Limited)

  23.8*         Consent of PricewaterhouseCoopers N.V. (bART Holding B.V.)

  23.9*         Consent of PricewaterhouseCoopers (I-Way Limited)

  23.10*        Consent of PricewaterhouseCoopers--Auditores e Consultores,
                Lda. (Esoterica-Novas Tecnologias de Informacao SA)

  23.11*        Consent of PricewaterhouseCoopers (WorldWide Web
                Services Limited)

  23.12*        Consent of KPMG Cardenas Dosal, S.C. (Infoacces, S.A. de C.V.)

  23.13         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

  24.1*         Power of Attorney

  27.1*         Financial Data Schedule

---------------------
+  Management or compensatory contract or plan.
*  Previously filed.
# Portions of this exhibit have been omitted pursuant to a request for confidential treatment.